Exhibit 99.1

Press Release

Universal Display Contact:
Darice Liu
investor@oled.com
media@oled.com
+1 609-964-5123

Universal Display Corporation Announces First Quarter 2026 Financial Results

EWING, N.J. – April 30, 2026 – Universal Display Corporation (Nasdaq: OLED), a global leader in energy-efficient OLED technologies and materials, today reported financial results for the first quarter ended March 31, 2026.

"We continue to see the OLED market as a compelling long-term growth opportunity, supported by expanding adoption, evolving architectures, and continued industry investment,” said Brian Millard, Chief Financial Officer of Universal Display Corporation. “While near-term market conditions have become more measured, we remain focused on execution and long-term value creation. That focus is supported by our deep and long-standing customer partnerships and continued innovation across our materials and technology platforms, which positions us well as the industry enters its next phase of growth, including Gen 8.6 capacity additions in Korea and China expected to come online this year. As this growth unfolds, OLED performance requirements continue to rise and architectures evolve, further increasing the importance of materials innovation. We continue to invest in our technology leadership, while leveraging our strong balance sheet and cash flow generation to support future growth and return capital to shareholders in a disciplined manner."

Financial Highlights for the First Quarter of 2026

•
Total revenue in the first quarter of 2026 was $142.2 million as compared to $166.3 million in the first quarter of 2025.
•
Revenue from material sales was $83.7 million in the first quarter of 2026 as compared to $86.2 million in the first quarter of 2025. The decrease was primarily due to changes in customer mix and lower unit material volume.
•
Revenue from royalty and license fees was $54.2 million in the first quarter of 2026 as compared to $73.6 million in the first quarter of 2025. The decrease was primarily the result of changes in customer mix and lower unit material volume. While customer mix can vary quarter to quarter, we expect the customer mix in subsequent periods of 2026 to have a more favorable impact on royalty and license fees as compared to the first quarter of the year.
•
Cost of material sales was $33.0 million in the first quarter of 2026 as compared to $33.9 million in the first quarter of 2025.
•
Total gross margin was 75% in the first quarter of 2026 as compared to 77% in the first quarter of 2025.
•
Operating income was $42.8 million in the first quarter of 2026 as compared to $69.7 million in the first quarter of 2025.
•
The effective income tax rate was 20.7% in the first quarter of 2026 as compared to 19.6% in the first quarter of 2025.
•
Net income was $35.9 million or $0.76 per diluted share in the first quarter of 2026 as compared to $64.4 million or $1.35 per diluted share in the first quarter of 2025.

Revenue Comparison

($ in thousands)	Three Months Ended March 31,
	2026	2025
Material sales	$83,749	$86,155
Royalty and license fees	54,210	73,569
Contract research services	4,252	6,553
Total revenue	$142,211	$166,277

Cost of Materials Comparison

($ in thousands)	Three Months Ended March 31,
	2026	2025
Material sales	$83,749	$86,155
Cost of material sales	33,017	33,949
Gross margin on material sales	50,732	52,206
Gross margin as a % of material sales	61%	61%

Revised 2026 Guidance

The Company now believes that its 2026 revenue will be in the range of $630 million to $670 million, down from prior guidance of $650 million to $700 million. The OLED industry remains at a stage where many variables can have a material impact on results, and the Company thus caveats its financial guidance accordingly.

Dividend

The Company also announced a second quarter 2026 cash dividend of $0.50 per share on the Company’s common stock. The cash dividend is payable on June 30, 2026 to all shareholders of record as of the close of business on June 16, 2026.

Share Repurchases

The Company repurchased 632,673 shares of common stock for $66.4 million during the three months ended March 31, 2026. During the same period, and inclusive of such purchases, the Company completed the share repurchase program authorized in April 2025, repurchasing a total of 923,883 shares of its common stock for an aggregate purchase price of $100 million.

On April 28, 2026, the Company's Board of Directors authorized management to repurchase up to an additional $400 million of the Company's common stock.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, April 30, 2026 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications. Founded in 1994 and with subsidiaries and offices around the world, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 7,000 patents issued and pending worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of energy-efficient and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation. All other Company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to the projected adoption, development and advancement of the Company’s technologies, and the Company’s expected results, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share data)

	March 31, 2026	December 31, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$159,352	$138,353
Short-term investments	357,056	464,004
Accounts receivable	93,629	119,953
Inventory	248,213	240,912
Other current assets	74,028	123,836
Total current assets	932,278	1,087,058
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $196,869 and $189,326	213,146	214,947
ACQUIRED TECHNOLOGY, net of accumulated amortization of $225,627 and $220,392	101,548	56,783
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $13,622 and $13,269	3,666	4,019
GOODWILL	15,535	15,535
INVESTMENTS	419,673	377,034
DEFERRED INCOME TAXES	79,455	79,454
OTHER ASSETS	129,415	128,932
TOTAL ASSETS	$1,894,716	$1,963,762
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,037	$23,344
Accrued expenses	40,389	52,564
Deferred revenue	21,038	21,011
Other current liabilities	19,300	11,094
Total current liabilities	97,764	108,013
DEFERRED REVENUE	1,728	1,943
RETIREMENT PLAN BENEFIT LIABILITY	56,911	56,541
OTHER LIABILITIES	34,333	36,246
Total liabilities	190,736	202,743
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 49,039,974 and 48,916,606 shares issued, and 46,750,443 and 47,259,748 shares outstanding, at March 31, 2026 and December 31, 2025, respectively	490	489
Additional paid-in capital	745,385	744,692
Retained earnings	1,102,489	1,090,479
Accumulated other comprehensive (loss) income	(2,567)	781
Treasury stock, at cost (2,289,531 and 1,656,858 shares at March 31, 2026 and December 31, 2025)	(141,819)	(75,424)
Total shareholders’ equity	1,703,980	1,761,019
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,894,716	$1,963,762

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
REVENUE:
Material sales	$83,749	$86,155
Royalty and license fees	54,210	73,569
Contract research services	4,252	6,553
Total revenue	142,211	166,277
COST OF SALES	36,121	38,134
Gross margin	106,090	128,143
OPERATING EXPENSES:
Research and development	35,246	34,900
Selling, general and administrative	20,032	17,014
Amortization of acquired technology and other intangible assets	5,588	4,545
Patent costs	2,369	1,906
Royalty and license expense	104	114
Total operating expenses	63,339	58,479
OPERATING INCOME	42,751	69,664
Interest income, net	8,715	10,074
Other (loss) income, net	(6,173)	378
Interest and other income, net	2,542	10,452
INCOME BEFORE INCOME TAXES	45,293	80,116
INCOME TAX EXPENSE	(9,397)	(15,672)
NET INCOME	$35,896	$64,444
NET INCOME PER COMMON SHARE:
BASIC	$0.76	$1.35
DILUTED	$0.76	$1.35
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	47,078,940	47,567,295
DILUTED	47,205,952	47,689,657
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.50	$0.45

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$35,896	$64,444
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,563	6,548
Amortization of intangibles	5,588	4,545
Investment losses (gains), net	2,086	(1,471)
Impairment of minority investments	415	—
Stock-based compensation	7,554	7,076
Deferred income tax expense (benefit)	3	(3,091)
Retirement plan expense, net of benefit payments	375	423
Decrease (increase) in assets:
Accounts receivable	26,324	(25,915)
Inventory	(7,301)	(14,460)
Other current assets	39,808	400
Other assets	(483)	(2,568)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(15,362)	(13,408)
Other current liabilities	8,291	16,867
Deferred revenue	(188)	(8,491)
Other liabilities	(1,693)	(337)
Net cash provided by operating activities	108,876	30,562
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(8,605)	(13,059)
Purchase of intangibles	(40,000)	—
Purchases of investments	(116,009)	(38,772)
Proceeds from sale and maturity of investments	174,483	110,000
Net cash provided by investing activities	9,869	58,169
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	578	579
Repurchases of common stock	(67,119)	—
Payment of withholding taxes related to stock-based compensation to employees	(7,738)	(9,398)
Cash dividends paid	(23,467)	(21,419)
Net cash used in financing activities	(97,746)	(30,238)
INCREASE IN CASH AND CASH EQUIVALENTS	20,999	58,493
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	138,353	98,980
CASH AND CASH EQUIVALENTS, END OF PERIOD	$159,352	$157,473
SUPPLEMENTAL DISCLOSURES:
Unrealized (loss) gain on available-for-sale securities	$(3,334)	$1,320
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Accrued dividends included in other current liabilities and other liabilities	419	124
Net change in accounts payable and accrued expenses related to purchases of property and equipment	2,843	5,487
Cash paid for income taxes, net of refunds	38,376	2,266